                                                                  Exhibit 10.100

                              AMENDED AND RESTATED

                             REIMBURSEMENT AGREEMENT

                                      among

                         ARIZONA PUBLIC SERVICE COMPANY

                             THE BANKS PARTY HERETO

                                       and

                              JPMORGAN CHASE BANK,
                    as Administrative Agent and Issuing Bank

                            dated as of July 22, 2002

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TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SECTION 1.  Definitions; Accounting Terms.................................  2
SECTION 2.  Reimbursement.................................................  14
SECTION 3.  Amendment and Restatement of Letter of Credit; Conditions to
       Effectiveness; Transitional Provisions.............................  18
SECTION 4.  Adjustment of Maximum Drawing Amount; Terms of Drawing........  20
SECTION 5.  Obligations Absolute..........................................  21
SECTION 6.  Representations and Warranties of the Company.................  21
SECTION 7.  Affirmative Covenants.........................................  24
SECTION 8.  Negative Covenants............................................  29
SECTION 9.  Reimbursement Events of Default...............................  31
SECTION 10.  Amendments and Waivers.......................................  34
SECTION 11.  Notices......................................................  34
SECTION 12.  No Waiver; Remedies..........................................  35
SECTION 13.  Waiver of Right of Setoff....................................  35
SECTION 14.  Participations of the Banks..................................  36
SECTION 15.  Assignees; Participants......................................  38
SECTION 16.  Continuing Obligation; Binding Effect........................  39
SECTION 17.  Extension of the Letter of Credit............................  40
SECTION 18.  Limited Liability of the Banks...............................  40
SECTION 19.  Cost, Expenses and Taxes.....................................  41
SECTION 20.  Administrative Agent; Issuing Bank...........................  41
SECTION 21.  Indemnification..............................................  42
SECTION 22.  Confidentiality..............................................  44
SECTION 23.  Severability.................................................  44
SECTION 24.  Governing Law................................................  44
SECTION 25.  Headings.....................................................  44
SECTION 26.  Counterparts; Integration....................................  44
SECTION 27.  WAIVER OF JURY TRIAL.........................................  45

SCHEDULE I - Letter of Credit Commission Rates
SCHEDULE II  - Participation Amounts and Participation Percentages
EXHIBIT A    - Form of Amended and Restated Letter of Credit
EXHIBIT B    - Form of Opinion of Special Counsel for the Company
EXHIBIT C    - Form of Opinion of Special Counsel for the Administrative Agent

             THE TABLE OF CONTENTS IS NOT A PART OF THIS AGREEMENT.

                  AMENDED AND RESTATED REIMBURSEMENT AGREEMENT

      AMENDED AND RESTATED REIMBURSEMENT AGREEMENT among ARIZONA PUBLIC SERVICE COMPANY, JPMORGAN CHASE BANK (successor to Morgan Guaranty Trust Company of New
York) ("MGT")), as Administrative Agent and as Issuing Bank, and the BANKS listed on the signature pages hereto, as amended and restated as of July 22, 2002. (Unless otherwise indicated, all capitalized terms used herein have the meanings referred to or set forth in Section 1(a).)

      WHEREAS, the Company has entered into a Participation Agreement dated as of August 1, 1986 (as amended and in effect on July 11, 2002, the "PARTICIPATION AGREEMENT") among the Company, State Street Bank and Trust Company (as successor to The First National Bank of Boston), for itself and as Owner Trustee (together with its successors in such capacity, the "OWNER TRUSTEE"), JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank, as successor to Chemical Bank), for itself and as Indenture Trustee (together with its successors in such capacity, the "INDENTURE TRUSTEE"), PVNGS Funding Corp., Inc., PVNGS II Funding Corp., Inc. and Emerson Finance Co., as Equity Participant (together with its successors and assigns, the "EQUITY PARTICIPANT"), relating to the acquisition of an undivided interest in Unit 2 of the Palo Verde Nuclear Generating Station through a trust for the benefit of the Equity Participant which interest has been leased to the Company pursuant to a lease dated as of August 1, 1986 between the Owner Trustee and the Company (as amended and in effect on July 11, 2002, the "FACILITY LEASE");

      WHEREAS, pursuant to Section 10(b)(3)(ix) of the Participation Agreement, the Company has agreed to maintain at all times during the Basic Lease Term (as defined in the Participation Agreement) an irrevocable letter of credit for the benefit of the Equity Participant;

      WHEREAS, in order to comply with the requirements of Section 10(b)(3)(ix) of the Participation Agreement, the Company entered into a Reimbursement Agreement dated as of August 1, 1986 (as amended and restated thereafter from time to time prior to August 15, 1997, further amended and restated as of August 15, 1997 and in effect immediately prior to July 22, 2002, the "EXISTING REIMBURSEMENT AGREEMENT") between the Company and MGT, pursuant to which MGT issued to the Equity Participant its irrevocable transferable letter of credit (such letter of credit, as amended and restated and in effect from time to time before July 22, 2002, as further amended and restated as of July 22, 2002, and as the same may be amended in accordance with this Agreement and in effect from time to time thereafter, and any successor Letter of Credit as provided in such Letter of Credit, being referred to herein as the "LETTER OF CREDIT"), to secure the payment of Rent (as defined in the Participation Agreement) by the Company under the Facility Lease to the extent of the amount available to be drawn from time to time under the Letter of Credit;

      WHEREAS, the Letter of Credit will expire on August 15, 2002, if not extended; and

      WHEREAS, the Company has requested that the Banks become parties hereto, that the term of the Letter of Credit be extended for three years, and that certain provisions of the Existing Reimbursement Agreement be amended, and the Banks are willing to comply with such requests on the terms and conditions set forth below;

      NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to enter into this Agreement, agree to the extension of the term of the Letter of Credit and amend certain provisions of the Existing Reimbursement Agreement, the parties hereto agree that, upon satisfaction of the conditions set forth in Section 3(b) below and subject to Section 3(c) below, the Existing Reimbursement Agreement will, without any further action by the parties hereto, be amended and restated to read in full as follows:

      SECTION 1. Definitions; Accounting Terms. (a) Definitions. Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned thereto in Appendix A to the Facility Lease. The following terms as used herein have the following respective meanings:

      "ACC" means the Arizona Corporation Commission or any successor thereto.

      "ADMINISTRATIVE AGENT" means JPMorgan Chase Bank, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

      "ADMINISTRATIVE QUESTIONNAIRE" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

      "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

      "AGREEMENT" means, when used with reference to this Agreement, this Reimbursement Agreement as originally executed as of August 1, 1986, as amended or amended and restated from time to time before July 22, 2002, as amended and restated as of July 22, 2002, and as the same may be amended in accordance with its terms from time to time thereafter.

      "AMENDED AND RESTATED LETTER OF CREDIT" means the Amended and Restated Letter of Credit dated as of July 22, 2002, amending and restating the Letter of Credit.

      "AMENDMENT AND RESTATEMENT" means the Amendment and Restatement dated as of July 22, 2002, amending and restating the Existing Reimbursement Agreement.

      "APPLICABLE BOOKING OFFICE" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Booking Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Applicable Booking Office by notice to the Company and the Administrative Agent.

      "ASSET TRANSFER" means the transfer by the Company to PWEC of all or any part of the Company's generating assets, except the Nuclear Transfer, in one or a series of transactions, which may occur on or prior to the Nuclear Transfer and which may involve one or more intermediate transfers to one or more wholly-owned subsidiaries of the Company formed to effect the transfer(s).

      "ASSIGNEE" has the meaning set forth in Section 15(a).

      "AUTHORIZED OFFICER" means the chairman of the board, chief executive officer, president, chief operating officer, treasurer, controller, any vice president or any assistant treasurer of the Company.

      "BANK" means (i) each bank or financial institution listed on the signature pages hereof, each Assignee that becomes a Bank pursuant to Section 15(a), and their respective successors, and (ii) the Issuing Bank with respect to its Participation.

      "BASE RATE" means, for any day, a rate per annum equal to the higher of
(i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

      "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, Chicago, Illinois or the State of California or, for purposes of Sections 2(a), 2(g) and 9(i) only, Phoenix, Arizona, are authorized by law to close.

      "CAPITAL LEASE OBLIGATIONS" means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

      "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

      "COMPANY" means Arizona Public Service Company, an Arizona corporation, and its successors and permitted assigns.

      "COMPANY INDENTURE" means that certain Mortgage and Deed of Trust, dated as of July 1, 1946 from Central Arizona Light and Power Company (now the Company) to The Bank of New York, successor by assignment to Bank of America National Trust and Savings Association, successor to Security-First National Bank of Los Angeles, as trustee, or any supplemental indenture thereto, as the same shall have been, or may be, amended and supplemented from time to time.

      "CONFIDENTIAL INFORMATION" means information that the Company furnishes to any other party hereto in a writing designated as confidential, or that such party obtains pursuant to its rights under Section 7(e), but does not include any such information that (a) is or becomes generally available to the public other than as a result of a breach by such party of its obligations hereunder,
(b) was available to such party on a nonconfidential basis prior to its disclosure to such party by the Company or any of its Affiliates or (c) is or becomes available to such party from a source other than the Company that is not, to the knowledge of such party, acting in violation of a confidentiality agreement with the Company.

      "CONSOLIDATED CAPITALIZATION" has the meaning set forth in Section 8(e).

      "CONSOLIDATED CASH COVERAGE RATIO" means, with respect to the Company and its Consolidated Subsidiaries, for each twelve-month period ending on the last day of each fiscal quarter (determined as of the last day of such fiscal quarter), the ratio of:

      (a) an amount equal to:

            (i) consolidated net income of the Company and its Consolidated Subsidiaries for such period, plus

            (ii) all material non-recurring items which decreased said net income for such period, minus

            (iii) all material non-recurring items which increased said net income for such period, plus

            (iv) income taxes deducted in determining said net income for such period, plus

            (v) total "Interest Charges", as defined in clause (b) below, of the Company and its Consolidated Subsidiaries for such period, plus

            (vi) depreciation and amortization, and nuclear fuel amortization for such period, minus

            (vii) allowance for equity and borrowed funds used during construction for such period, minus

            (viii) deferrals as described in Financial Accounting Standards Board Statement No. 71 for such period, plus or minus

            (ix) other significant noncash items for such period as may be specified under Financial Accounting Standards Board Statements or other accounting guidelines, to

      (b) without duplication of any item, an amount equal to the sum (such amount being the "INTEREST CHARGES") of:

            (i) interest on long-term debt for such period as reported in the consolidated income statement for such period, plus

            (ii) interest on short-term debt for such period as reported in the consolidated income statement for such period, plus

            (iii) imputed interest on the Sale Leaseback Obligation Bonds for such period, such amount being equal to the product of (A) the principal amount of Sale Leaseback Obligation Bonds outstanding during such period and (B) the rate of interest applicable to such Sale Leaseback Obligation Bonds during such period, plus

            (iv) all rental payments in respect of operating leases (excluding any portion of such rental payments attributable to operating expenses and excluding any payments in respect of Sale Leaseback Obligation Bonds) with respect to which the payment obligations of the Company or a Consolidated Subsidiary of the Company have a present value of at least $25,000,000.

      "CONSOLIDATED INDEBTEDNESS" has the meaning set forth in Section 8(e).

      "CONSOLIDATED NET WORTH" has the meaning set forth in Section 8(e).

      "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

      "DATE OF EARLY TERMINATION" has the meaning set forth in the Letter of Credit.

      "ELIGIBLE INSTITUTION" means (i) a commercial bank or a savings and loan association having a net worth in excess of $250,000,000 (or the equivalent in any other currency), (ii) a Bank or an affiliate of a Bank or (ii) any other Person which the Company designates as an Eligible Institution with the consent of the Administrative Agent.

      "EQUITY PARTICIPANT" has the meaning set forth in the first recital hereto.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "ERISA AFFILIATE" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

      "EXISTING LETTER OF CREDIT" means the Letter of Credit, as amended and in effect immediately prior to July 22, 2002.

      "EXISTING REIMBURSEMENT AGREEMENT" has the meaning set forth in the third recital hereto.

      "FACILITY LEASE" has the meaning set forth in the first recital hereto.

      "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank on such day as determined by the Administrative Agent.

      "FEE LETTER" means the Fee Letter dated as of May 21, 2002, from the Issuing Bank to the Company and accepted and agreed to by the Company on May 21, 2002.

      "FINANCIAL INFORMATION" means (i) the annual report of the Company on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended,
(ii) the Company's quarterly report on Form 10-Q for the fiscal quarter of the Company ended March 31, 2002, as so filed, and (iii) the Company's current reports on Form 8-K dated

December 14, 2001, February 8, 2002, February 26, 2002, April 19, 2002, April 26, 2002, May 22, 2002, June 5, 2002, and July 11, 2002, as so filed.

      "GUARANTEE" means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "INDEBTEDNESS" means as to any Person at any date (without duplication):
(a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments;
(b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred; (c) all Indebtedness secured by a lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments in support of Indebtedness.

      "INDENTURE TRUSTEE" has the meaning set forth in the first recital hereto.

      "ISSUING BANK" means JPMorgan Chase Bank and its successors in their capacity as issuer of the Letter of Credit.

      "LETTER OF CREDIT" has the meaning set forth in the third recital hereto.

      "LETTER OF CREDIT COMMISSION RATE" means a rate per annum determined in accordance with Schedule I hereto.

      "LIEN" means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

      "MATERIAL SUBSIDIARY" means, at any time, a Subsidiary of the Company which as of such time meets the definition of a "significant subsidiary" included as of July 22, 2002 in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Company and the Subsidiaries (on a consolidated basis).

      "MAXIMUM CREDIT AMOUNT" means, at any date, the Maximum Credit Amount, as defined in the Letter of Credit.

      "MAXIMUM DRAWING AMOUNT" means, at any date, the Maximum Drawing Amount, as defined in the Letter of Credit.

      "MULTIEMPLOYER PLAN" means a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate within any of the preceding five plan years and which is covered by Title IV of ERISA.

         "1986 ORDER" means Decision No. 55120, dated July 24, 1986, of the ACC.

      "NUCLEAR TRANSFER" means the transfer by the Company to PWEC of all or a portion of the Company's interests in PVNGS, in one or a series of transactions, including the assignment by the Company and assumption by PWEC of the Company's rights and obligations under the Facility Lease, Participation Agreement, and other Transaction Documents and Financing Documents, and which may involve one or more intermediate transfers to one or more wholly-owned subsidiaries of the Company formed to effect the transfer(s). The Nuclear Transfer will require the consent of the Equity Participant and the Owner Trustee, among others.

      "OTHER TAXES" has the meaning set forth in Section 2(e).

      "OWNER TRUSTEE" has the meaning set forth in the first recital hereto.

      "PARENT" means, as to any Bank, any Person controlling such Bank.

      "PARTICIPANT" has the meaning set forth in Section 15(b).

      "PARTICIPATION" means a participating interest of a Bank in the credit represented by the Letter of Credit including, without limitation, the interest therein retained by the Issuing Bank after giving effect to all participating interests therein granted by it pursuant to Section 14(a), but prior to giving effect to any interest therein granted to any Participant pursuant to Section 15(b).

      "PARTICIPATION AGREEMENT" has the meaning set forth in the first recital hereto.

      "PARTICIPATION AMOUNT" means, with respect to any Bank, the amount set forth in Schedule II hereto opposite the name of such Bank therein, as such amount may be changed by reason of an assignment by or to such Bank in accordance with Section 15(a). Such amount shall be reduced from time to time by such Bank's ratable share of each reduction of the Maximum Credit Amount.

      "PARTICIPATION PERCENTAGE" means, with respect to any Bank at any time, the percentage equivalent of a fraction (i) the numerator of which is the Participation Amount of such Bank at such time and (ii) the denominator of which is the Maximum Credit Amount at such time.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "PERMITTED LIEN" of the Company or any Material Subsidiary means any of the following:

            (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been made;

            (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business, including, without limitation, landlord's liens arising under Arizona law under leases entered into by the Company in the 1986 sale and leaseback transactions with respect to Unit 2, including without limitation the Facility Lease, and securing the payment of rent under such leases, to the extent such leases are properly treated as operating leases, in each case, for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been made;

            (iii) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits or other similar statutory obligations;

            (iv) Liens to secure obligations on surety or appeal bonds;

            (v) rights of setoff and banker's Liens with respect to funds on deposit in a financial institution in the ordinary course of business;

            (vi) easements, restrictions and other minor defects of title that are not, in the aggregate, material to the use of such property;

            (vii) Liens securing claims against any Person other than the Company or any Subsidiary of the Company neither assumed nor guaranteed by the Company or any Subsidiary of the Company nor on which the Company or any Subsidiary of the Company customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Company or any Subsidiary of the Company for substation, transmission line, transportation line, distribution line or right of way purposes;

            (viii) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit, or to purchase or recapture or to designate a purchaser of any of the property of the Company;

            (ix) rights reserved to or vested in others to take or receive any part of the power pursuant to firm power commitment contracts, purchased power contracts and similar agreements, gas, oil or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Company;

            (x) rights reserved to or vested in any municipality or public authority to control or regulate any property of the Company, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Company;

            (xi) security interests granted in favor of the Unit 2 sale leaseback transaction lessors in the Company's Decommissioning Trust Agreement (PVNGS Unit 2) dated as of January 31, 1992 (such agreement, as amended or otherwise modified from time to time, being the "UNIT 2 TRUST AGREEMENT") to secure the Company's obligations in respect of the decommissioning of Unit 2 or related facilities;

            (xii) Liens that may exist with respect to the Unit 2 Trust Agreement (other than as described in clause (xi) above), or with respect to either of the Company's Decommissioning Trust Agreement (PVNGS Unit 1) or Decommissioning Trust Agreement (PVNGS Unit 3), each dated as of July 1, 1991, as amended or otherwise modified from time to time, relating to the Company's obligation to set aside funds for the decommissioning and retirement from service of such Units;

            (xiii) pledges of pollution control bonds and related rights to secure the Company's reimbursement obligations in respect of letters of credit supporting pollution control bond transactions, provided that such pollution control bonds are not secured by any other assets of the Company or any Material Subsidiary;

            (xiv) Liens established on specified bank accounts of the Company to secure the Company's reimbursement obligations in respect of letters of credit supporting commercial paper issued by the Company and similar arrangements for collateral security with respect to refinancings or replacements of the same; and

            (xv) any Liens securing a claim (other than in respect of Indebtedness) in an amount less than $10,000,000;

provided, however, that no Lien in favor of the PBGC shall, in any event, be a Permitted Lien.

      "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PLAN" means an employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained by the Company or any ERISA Affiliate which is covered by Title IV of ERISA, other than a Multiemployer Plan.

      "PRIME RATE" means the rate of interest publicly announced by JPMorgan Chase Bank in New York City from time to time as its Prime Rate.

      "PVNGS" means the Palo Verde Nuclear Generating Station.

      "PWCC" means Pinnacle West Capital Corporation, an Arizona corporation and its successors.

      "PWEC" means Pinnacle West Energy Corporation, an Arizona corporation and a subsidiary of PWCC, and its successors.

      "REIMBURSEMENT DEFAULT" means any event or condition which constitutes a Reimbursement Event of Default or which with the giving of notice or the lapse of time or both would, unless cured or waived, become a Reimbursement Event of Default.

      "REIMBURSEMENT EVENT OF DEFAULT" has the meaning set forth in Section 9.

      "REQUIRED BANKS" means, at any time, Banks with Participation Percentages aggregating more than 50% at such time.

      "RESTATEMENT EFFECTIVE DATE" has the meaning set forth in Section 3(b).

      "SALE LEASEBACK OBLIGATION BONDS" means PVNGS II Funding Corp. Inc.'s (i) 7.39% Secured Lease Obligation Bonds, Series 1993, due 2005; (ii) 8.00% Secured Lease Obligation Bonds, Series 1993, due 2015; (iii) any other bonds issued by the Company in connection with a sale/leaseback transaction; and (iv) any refinancing or refunding of the obligations specified in clauses (i) through
(iii) above.

      "STATED TERMINATION DATE" means July 22, 2005 or such later date to which such Stated Termination Date shall have been extended pursuant to Section 17.

      "SUBSEQUENT ORDER" means any decision, order or ruling of the ACC issued after July 22, 2002 that amends, supersedes or otherwise modifies the 1986 Order or any successor decision, order or ruling.

      "SUBSIDIARY" of any Person means any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, such Person and one or more of its other Subsidiaries, or one or more of such Person's other Subsidiaries.

      "TAXES" has the meaning set forth in Section 2(e).

      "TERMINATING PARTICIPATION AGREEMENTS" means (i) the Participation Agreement between Mellon Bank, N.A. and Morgan Guaranty Trust Company of New York, dated as of August 15, 1997, (ii) the Participation Agreement between Union Bank of California, N.A. and Morgan Guaranty Trust Company of New York, dated as of August 15, 1997, (iii) the Participation Agreement between Barclays Bank PLC and Morgan Guaranty Trust Company of New York, dated as of August 15, 1997, and (iv) the Participation Agreement between Toronto Dominion (Texas), Inc. and Morgan Guaranty Trust Company of New York, dated as of August 15, 1997, as amended by the Assignment and Assumption Agreement dated as of August 31, 1999 between Toronto Dominion (Texas), Inc. and Bank Hapoalim B.M. and consented to by Morgan Guaranty Trust Company of New York and the Company, in each case relating to the sale and purchase of Participations (as defined in the Existing Reimbursement Agreement) in the drawings under the Existing Letter of Credit.

      "TERMINATION DATE" means the earliest of (i) the date on which the Issuing Bank pays a drawing under the Letter of Credit for the lesser of the Maximum Drawing Amount and the Maximum Credit Amount, (ii) if a drawing is not requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the Date of Early Termination, (iii) if a drawing is requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the date on which the Issuing Bank pays such drawing, (iv) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(c) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), (v) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(d) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), (vi) the latest of (x) the Stated Termination Date, (y) if a draft and certificate all in strict conformity with the terms and conditions of the Letter of Credit are presented on the

Stated Termination Date at such time and at such office as specified in the fifth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the draft in accordance with the provisions of such paragraph pursuant to such presentation, and (z) if a corrected draft and certificate all in strict conformity with the terms and conditions of the Letter of Credit are presented on the date specified in, and in accordance with, the provisions of the sixth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the draft in accordance with the provisions of such paragraph pursuant to such presentation, and (vii) the date on which the Company delivers a certificate to the Issuing Bank certifying that this Agreement has been terminated pursuant to Section 16(b) (so long as such certificate shall have been countersigned by the Equity Participant).

      "TOTAL ASSETS" means the aggregate of all assets properly appearing on the most recent balance sheet of the Company and its Consolidated Subsidiaries furnished pursuant to Section 6(f) or Section 7(g).

      "UNITED STATES" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

      "WHOLLY-OWNED SUBSIDIARY" of any Person means any corporation of which all shares of the issued and outstanding capital stock (other than any director's qualifying shares) having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, such Person and one or more of its other Subsidiaries, or one or more of such Person's other Subsidiaries.

      (b) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in the first sentence of Section 6(f).

      SECTION 2. Reimbursement. (a) The Company agrees to pay to the Administrative Agent for the account of the Issuing Bank (i) not later than 2:00 p.m., New York City time, on the fifth Business Day after the Issuing Bank shall have paid any draft under the Letter of Credit a sum equal to the amount so paid under the Letter of Credit, (ii) interest on each amount paid by the Issuing Bank under the Letter of Credit from and including the date such amount is paid by the Issuing Bank under the Letter of Credit until but excluding the earlier of (x) the date the Issuing Bank shall have received from the Company the amounts due under clause (i) above and this clause (ii) and (y) the fifth Business Day after the Issuing Bank shall have paid the relevant draft, payable on demand, at a rate per annum equal to the Base Rate, and (iii) interest on any amount not paid by the Company when due under clauses (i) and (ii) above from and including the fifth Business Day after the relevant draft is paid by the Issuing Bank under the Letter of Credit until such overdue amount is paid in full, payable on demand, at a rate per annum equal to 2% per annum above the Base Rate; provided that such interest rate shall in no event be higher (with respect to each amount due and payable hereunder, from the date such amount is due and payable until the date such amount is paid in full) than the maximum rate permitted by applicable law.

      (b) The Company agrees to pay to the Administrative Agent for the account of the Banks ratably in proportion to their Participation Percentages a letter of credit commission computed at the Letter of Credit Commission Rate on the Maximum Credit Amount of the Letter of Credit from and including the Restatement Effective Date to, but excluding, the Termination Date, payable quarterly in arrears on each January 22, April 22, July 22 and October 22 until the Termination Date, and on the Termination Date.

      (c) The Company agrees to pay to the Administrative Agent for the account of the Issuing Bank a fronting fee at the rate per annum heretofore mutually agreed by the Company and the Issuing Bank pursuant to the Fee Letter, on the Maximum Credit Amount of the Letter of Credit from and including the Restatement Effective Date to, but excluding, the Termination Date, payable quarterly in arrears on each January 22, April 22, July 22 and October 22 until the Termination Date, and on the Termination Date.

      (d) (i) If after July 22, 2002 the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against letters of credit issued by or assets held by, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank any other condition regarding this Agreement or the Letter of Credit or its Participation therein, and the result of any of the foregoing is to increase the cost to such Bank of the issuance or maintenance of the Letter of Credit or its Participation therein, or to reduce the amount of any sum received or receivable by such Bank under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

      (ii) If any Bank shall have determined that, after July 22, 2002, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

      (iii) Each Bank will notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after July 22, 2002 which will entitle such Bank to compensation pursuant to clause (i) or (ii) of this Section 2(d) as promptly as practicable, but in any event within 90 days after such Bank obtains knowledge thereof; provided that, if such Bank fails to give such notice within 90 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable in respect of any costs resulting from such event, only be entitled to payment for costs incurred on and after the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section 2(d) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

      (e) (i) For the purposes of this Section 2(e), the following terms have the following meanings:

      "TAXES" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Booking Office is located and (ii) in the case of each Bank, any United States withholding tax imposed with respect to any payment by the Company pursuant to this Agreement, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Bank at the time such Bank first becomes a party to this Agreement.

      "OTHER TAXES" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement or the Letter of Credit.

      (ii) Any and all payments by the Company to or for the account of any Bank or the Administrative Agent hereunder shall be made without deduction for any Taxes or Other Taxes; provided that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (A) the sum payable shall be increased as necessary so that after making all required deductions for any Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Company shall make such deductions, (C) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (D) the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

      (iii) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor. Such demand shall be made as promptly as practicable, but in any event within 90 days after such Bank obtains actual knowledge of such event; provided, however, that if any Bank fails to make such demand within 90 days after such Bank obtains knowledge of such event, such Bank shall, with respect to compensation payable in respect of such event, not be entitled to compensation in respect of the costs and losses incurred between the 90th day after such Bank obtains actual knowledge of such event and the date such Bank makes such demand.

      (iv) Each Bank organized under the laws of a jurisdiction outside the United States shall provide the Company and the Administrative Agent with Internal Revenue Service Form W-8BEN, W-8ECI, or other type of W-8, as appropriate, or any successor form prescribed by the Internal Revenue Service:
(i) on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, (ii) before the end of each third calendar year thereafter, and (iii) at any time that a change of circumstances occurs that makes any information on the form so provided incorrect, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank from United States withholding tax or reduces the rate of withholding tax on payments under this Agreement or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Further, each such Bank that is not an exempt recipient listed in Section 6049(b)(4) of the Code shall provide the Company and the Administrative Agent with Internal Revenue Service Form W-8 or

W-9, as appropriate, or other successor form prescribed by the Internal Revenue Service, certifying that it is exempt from United States back-up withholding.

      (v) For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate forms pursuant to
Section 2(e)(iv) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 2(e)(ii) or (iii) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

      (vi) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Booking Office if, in the judgment of such Bank, such change (A) will eliminate or reduce any such additional payment which may thereafter accrue and (B) is not otherwise disadvantageous to such Bank.

      (f) If the payments claimed by any such Bank pursuant to Section 2(d) or
Section 2(e) are substantially in excess, as reasonably determined by the Company, relative to the amount of such Bank's Participation, of the payments claimed by the other Banks pursuant to such Sections, the Company shall have the right, with the assistance of the Administrative Agent, to seek one or more mutually satisfactory substitute Eligible Institutions to assume all of the rights and obligations of such Bank in respect of its Participation pursuant to an assignment and assumption agreement in form and substance satisfactory to the Administrative Agent; provided that the aggregate amount of the Participation so assigned to each such Eligible Institution (together with any Participation then held by such Eligible Institution) shall not be less than $10,000,000.

      (g) The Company shall make each payment hereunder to the Administrative Agent at 270 Park Avenue, New York, New York 10017, not later than 2:00 p.m. (New York City time) on the date when due in lawful money of the United States of America and in Federal or other funds immediately available in New York City. Whenever any payment under this Section 2 shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding day that is a Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

      (h) Computations of the letter of credit commission, the fee referred to in Section 2(c), and interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) elapsed. Computations of all other interest hereunder shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

      SECTION 3. Amendment and Restatement of Letter of Credit; Conditions to Effectiveness; Transitional Provisions. (a) On the terms and conditions herein set forth, the Issuing Bank agrees to execute and deliver to the Equity Participant on the Restatement Effective Date, or, if all of the conditions precedent to the effectiveness of this Amendment and Restatement shall not have been satisfied by 3:00 p.m., New York City time, on the Restatement Effective Date, on the next succeeding Business Day, an Amended and Restated Letter of Credit, substantially in the form of Exhibit A hereto, amending and restating the Existing Letter of Credit.

      (b) This Amendment and Restatement shall become effective on the date (the "RESTATEMENT EFFECTIVE DATE") on which all of the following conditions shall have been satisfied (or waived in accordance with Section 10):

            (i) receipt by the Administrative Agent of a counterpart of this Amendment and Restatement signed by each party hereto;

            (ii) receipt by the Administrative Agent of fees payable by the Company on or before the Restatement Effective Date in such amounts and for the accounts of such parties as heretofore mutually agreed pursuant to the Fee Letter;

            (iii) receipt by the Administrative Agent of evidence to its satisfaction that the Existing Letter of Credit has been (or will substantially simultaneously with the effectiveness hereof be) terminated without a drawing thereunder, and that all amounts payable by the Company under the Existing Reimbursement Agreement have been paid;

            (iv) receipt by the Administrative Agent of an opinion of Snell & Wilmer, special counsel for the Company, dated the Restatement Effective Date, substantially in the form of Exhibit B hereto, and covering such additional matters relating to the transactions contemplated hereby as the Banks may reasonably request;

            (v) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, dated the Restatement Effective Date, substantially in the form of Exhibit C hereto, and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

            (vi) receipt by the Administrative Agent of copies, certified by the Secretary, an Associate Secretary or an Assistant Secretary of the Company, of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Amendment and Restatement and the transactions contemplated hereby;

            (vii) receipt by the Administrative Agent of a certificate of the Secretary, an Associate Secretary or an Assistant Secretary of the Company, dated the Restatement Effective Date, certifying the names and true signatures of the officers of the Company authorized to sign this Amendment and Restatement;

            (viii) receipt by the Administrative Agent of evidence to its satisfaction that each of the Terminating Participation Agreements has been terminated, and that no amounts payable thereunder by any party thereto are outstanding;

            (ix) receipt by the Administrative Agent of a certificate, dated the Restatement Effective Date, signed by the chief financial officer, vice president, finance, or treasurer of the Company to the effect that (x) (A) no Default or Event of Default; (B) no Reimbursement Default (as defined in the Existing Reimbursement Agreement) and (C) no Reimbursement Default (as defined in this Amendment and Restatement) shall have occurred and be continuing on the Restatement Effective Date or would result from the amendment and restatement of the Letter of Credit pursuant to subsection
      (a) of this Section 3; and (y) that the representations and warranties of the Company set forth in Section 6 of this Amendment and Restatement shall be true and correct on and as of the Restatement Effective Date as though made on and as of such date;

            (x) receipt by the Administrative Agent of certified copies of all approvals, authorizations, orders or consents of, or notices to or registrations with, any governmental body or agency, if any, required for the Company to enter into this Amendment and Restatement;

            (xi) receipt by the Administrative Agent of such other approvals, opinions or documents as the Administrative Agent may reasonably request; and

            (xii) receipt by the Administrative Agent of all documents the Administrative Agent may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Amendment and Restatement and any other matters relevant hereto;

provided that all documents (or copies thereof) to be delivered to the Administrative Agent on or before the Restatement Effective Date shall be provided to each Bank and shall be in form and substance satisfactory to the Required Banks. Each Bank which is a party to a Terminating Participation Agreement agrees with the Issuing Bank that, subject to the payment of all amounts accrued and unpaid thereunder to (but not including) the Restatement Effective Date payable by any party thereto, the Terminating Participation

Agreement to which it is a party shall terminate automatically on the Restatement Effective Date without further action by any party thereto.

      (c) Promptly after this Amendment and Restatement becomes effective, the Administrative Agent shall give notice thereof and of the Restatement Effective Date to each party hereto. Immediately upon the effectiveness of this Amendment and Restatement, the Issuing Bank will be obligated to extend the Letter of Credit as provided in subsection (a) of this Section 3 and each party hereto will be bound by the provisions of this subsection (c). The rights and obligations of the parties hereto on and after the Restatement Effective Date shall be governed by the provisions of this Amendment and Restatement and as the same may be further amended and in effect from time to time thereafter. The rights and obligations of the parties hereto with respect to the period prior to the Restatement Effective Date will continue to be governed by the provisions of this Agreement as in effect prior to the Restatement Effective Date.

      SECTION 4. Adjustment of Maximum Drawing Amount; Terms of Drawing. The Maximum Drawing Amount shall be modified as specified in the third paragraph of the Letter of Credit and drawings under the Letter of Credit shall be subject to the other terms and conditions set forth in the Letter of Credit.

      SECTION 5. Obligations Absolute. The payment obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

            (i) any lack of validity or enforceability of the Letter of Credit or any of the Transaction Documents or Financing Documents;

            (ii) any amendment or waiver of or any consent to departure from all or any of the Transaction Documents or Financing Documents;

            (iii) the existence of any claim, set-off, defense or other rights which the Company may have at any time against the Equity Participant, the Owner Trustee or any transferee of the Letter of Credit (or any persons or entities for whom any of the foregoing may be acting), the Administrative Agent, any Bank, any Participant or any other person or entity, whether in connection with this Agreement, the Transaction Documents or Financing Documents, the transactions contemplated hereby or thereby or any unrelated transaction; provided that nothing herein shall prevent the assertion of such claim by separate suit or compulsory counterclaim;

            (iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

            (v) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or

            (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

      SECTION 6. Representations and Warranties of the Company. The Company represents and warrants as follows:

      (a) Corporate Existence. Each of the Company and each Material Subsidiary:
(i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power necessary to own its assets and carry on its business as presently conducted;
(iii) has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as presently conducted, unless the failure to have any such license, authorization consent or approval would not have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole, except as disclosed in the Financial Information or by written notice delivered to the Banks more than 5 Business Days prior to the execution and delivery of this Amendment and Restatement; and (iv) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole. All of the issued and outstanding common stock of the Company is owned by PWCC.

      (b) Noncontravention, Etc. The execution, delivery, and performance by the Company of this Agreement are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Company's charter or by-laws or (ii) contravene any Applicable Law or any contractual restriction (including, but not limited to, the Company Indenture) binding on or affecting the Company. The execution, delivery, and performance by the Company of this Agreement do not cause the creation or imposition of any Lien upon the assets of the Company or any Material Subsidiary, except as it may be necessary for the Company to grant a Lien to the Administrative Agent for the benefit of the Banks pursuant to Section 8(c).

      (c) Approvals. No authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement, except for (v) the 1986 Order which has been duly issued by the ACC and is in full force and effect in the form originally issued,
(w) such other Governmental Actions as have been duly obtained, given or accomplished, (x) the filing with the ACC of a copy of this Agreement within five days of the execution hereof, in accordance with the 1986 Order and (y) as may be required under Applicable Law not now in effect. The execution, delivery, and performance by the Company of this Agreement do not require the consent or approval of the Equity Participant or the Owner Trustee (except as specified in this Agreement) or PWCC or any trustee or holder of any indebtedness or other obligation of the Company, other than such consents and approvals as have been duly obtained, given or accomplished. No Governmental Action by any Federal, Arizona or New York Governmental Authority relating to the Securities Act, the Securities Exchange Act, the Trust Indenture Act, the Federal Power Act, the Atomic Energy Act, the Nuclear Waste Act, the Holding Company Act, the Arizona Public Utility Act, energy or nuclear matters, public utilities, the environment, health and safety or Unit 2 is or will be required in connection with the participation by the Administrative Agent, any Bank or any Participant in the consummation of the transactions contemplated by this Agreement, except such Governmental Actions (A) as have been, duly obtained, given or accomplished or (B) as may be required by Applicable Law not now in effect.

      (d) Binding Agreement. This Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

      (e) Litigation. There is no pending or (to the knowledge of the Company) threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that, if adversely determined, could have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole, except as disclosed in the Financial Information or by written notice delivered to the Banks more than 5 Business Days prior to the execution and delivery of this Amendment and Restatement.

      (f) Financial Statements. The balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2001 and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Banks, fairly present the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of operations and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, all in accordance with generally accepted accounting principles consistently applied (except as disclosed therein). The balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2002 and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the quarter then ended, copies of which have been furnished to the Banks, fairly present the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of operations and cash flows of the Company and its Consolidated Subsidiaries for the quarter then ended, all in accordance with generally accepted accounting principles consistently applied (except as disclosed therein and subject to normal year-end audit adjustments). Since March 31, 2002, there has been no material adverse change in the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole.

      (g) ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan, other than liability to the PBGC for premiums prior to the due date for such premiums and liability to any Plan maintained by the Company or an ERISA Affiliate or to any Multiemployer Plan for contributions prior to the due date for such contributions which shall be paid in accordance with the provisions of the minimum funding standards of ERISA and the Code.

      (h) Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except to the extent that (i) such taxes are being contested in good faith and by appropriate proceedings and appropriate reserves for the payment thereof have been maintained by the Company and its Subsidiaries in accordance with generally accepted accounting principles or (ii) the failure to make such filings or such payments is not likely to have a material adverse effect on the financial condition or the financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole. The charges, accruals and reserves on the books of the Company and its Material Subsidiaries as set forth in the most recent financial statements of the Company delivered to the Banks pursuant to Section 6(f) or Section 7(g)(i) or Section 7(g)(ii) hereof in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

      (i) Environmental. The operations and properties of the Company and its Subsidiaries comply in all material respects with all environmental laws, the noncompliance with which would have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries taken as a whole, except as disclosed in the Financial Information or by written notice delivered to the Banks more than 5 Business Days prior to the execution and delivery of this Amendment and Restatement.

      (j) Investment Company. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

      (k) No Material Misstatements or Omissions. The Financial Information did not, and any documents filed with the Securities and Exchange Commission and delivered to the Banks pursuant to Section 7(g)(i) or Section 7(g)(ii) after December 31,

2001 will not, as of the date furnished, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were or shall be made, not misleading.

      (l) No Amendments. Except as provided to the Banks prior to the Restatement Effective Date, there has been no amendment or waiver of, or consent with respect to, the payment obligations of the Company under any Transaction Document or Financing Document since March 17, 1993.

      SECTION 7. Affirmative Covenants. So long as a drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount hereunder to or for the account of the Administrative Agent or any Bank, the Company will, unless the Required Banks shall otherwise consent in writing:

      (a) Preservation of Corporate Existence, Business, Etc. (i) Preserve and maintain its corporate existence and all rights and privileges (other than "franchises" as described in Arizona Revised Statutes, Section 40-283 or any successor provision) reasonably necessary in the normal conduct of its business, unless the failure to maintain such rights and privileges would not have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries taken as a whole, and use its best efforts to preserve and maintain such franchises reasonably necessary in the normal conduct of its business, except that (A) the Company from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by the Company may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope.

      (ii) Continue to conduct the same general type of business conducted on July 22, 2002.

      (iii) Notwithstanding paragraphs (i) and (ii) above, the Company may effect the Asset Transfer, whether or not the Nuclear Transfer occurs, and the Nuclear Transfer.

      (b) Compliance with Laws, Etc. (i) Comply, and cause each Material Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of governmental or regulatory authorities if the failure to comply would have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole.

            (ii) Comply at all times with the 1986 Order and any Subsequent Order, unless the failure to so comply could not affect the validity or enforceability of the indebtedness of the Company pursuant to this Agreement.

      (c) Payment of Taxes and Claims. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed on it or its property; provided that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy (i) that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with generally accepted accounting principles or (ii) if the failure to pay such tax, assessment, charge or levy is not likely to have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole.

      (d) Maintenance of Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance, either with responsible and reputable insurance companies or associations, or through its own program of self-insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Material Subsidiary operates.

      (e) Visitation Rights. Permit, and cause each of its Subsidiaries to permit, at any reasonable time and from time to time, any Bank or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers or directors; provided that the Company and its Subsidiaries reserve the right to restrict access to any of its properties in accordance with reasonably adopted procedures relating to safety and security; and provided further that the costs and expenses incurred by any Bank or its agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions shall be, upon the occurrence and during the continuation of a Reimbursement Default, for the account of the Company and, in all other circumstances, for the account of such Bank.

      (f) Maintenance of Property. Keep, and cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.

      (g) Reporting Requirements. Furnish to each of the Banks:

            (i) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (A) for each such fiscal quarter of the Company, statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal quarter and the related balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter in the preceding fiscal year and (B) for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, statements of income and cash flows of the Company and its Consolidated Subsidiaries for such period setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; provided that so long as the Company remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company may provide, in satisfaction of the requirements of this first sentence of this Section 7(g)(i), its report on Form 10-Q for such fiscal quarter. Each set of financial statements provided under this Section 7(g)(i) shall be accompanied by a certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present the financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied (except as disclosed therein), as at the end of, and for, such period (subject to normal year-end audit adjustments);

            (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, statements of income, retained earnings and cash flows of the Company and its Consolidated Subsidiaries for such year and the related balance sheets of the Company and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year; provided that, so long as the Company remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company may provide, in satisfaction of the requirements of this first sentence of this Section 7(g)(ii), its report on Form 10-K for such fiscal year. Each set of financial statements provided pursuant to this Section 7(g)(ii) shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, in accordance with generally accepted accounting principles consistently applied (except as disclosed therein);

            (iii) as soon as possible and in any event within ten days after an Authorized Officer knows of the occurrence of any Reimbursement Default continuing on the date of such statement, a statement of an Authorized Officer setting forth details of such Reimbursement Default and the action which the Company has taken and proposes to take with respect thereto;

            (iv) as soon as possible, and in any event within ten days after an Authorized Officer knows that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by an Authorized Officer setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

                  (A) any reportable event, as defined in Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan, as to which the PBGC has not by regulation or other ruling or notice of general applicability waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code;

                  (B) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan in a distress termination or the termination of any Plan in a distress termination;

                  (C) the institution by the PBGC of proceedings under Section
            4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer
            Plan:

                  (D) the complete or partial withdrawal by the Company or any
            ERISA Affiliate under Part 1 of Subtitle E of Title IV of ERISA from a Multiemployer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
            Section 4041A of ERISA; and

                  (E) the institution of a proceeding by a fiduciary of any
            Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 45 days;

            (v) promptly after (A) any amendment or modification of the 1986 Order or (B) the promulgation, amendment or modification of any Subsequent Order by the ACC, a copy thereof;

            (vi) promptly after the sending or filing thereof, copies of all reports which the Company sends to its security holders as a group, and copies of all reports and registration statements which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

            (vii) as soon as practicable and in any event within 30 days after the execution thereof, a copy of each amendment, waiver or consent relating to the payment obligations of the Company under any Transaction Document or Financing Document; and

            (viii) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Administrative Agent at the request of any Bank may from time to time reasonably request.

The Company will furnish to the Banks, at the time it furnishes each set of financial statements pursuant to Section 7(g)(i) or 7(g)(ii) above, a certificate of an Authorized Officer (x) to the effect that no Reimbursement Default has occurred and is continuing (or, if any Reimbursement Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (y) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 7(h) and 8(e) as of the end of the relevant fiscal quarter or fiscal year.

      (h) Consolidated Cash Coverage Ratio. Maintain for each twelve-month period ending on the last day of each fiscal quarter (determined as of the last day of such fiscal quarter) a Consolidated Cash Coverage Ratio of no less than 2.0:1.0.

      (i) Filing with ACC. File a copy of this Amendment and Restatement, as executed by each of the parties hereto, with the ACC within five days of the execution hereof.

      SECTION 8. Negative Covenants. So long as a drawing is available under the Letter of Credit or the Company shall have any obligation to pay any amount hereunder to or for the account of the Administrative Agent or any Bank, the Company will not, without the written consent of the Required Banks:

      (a) Sale of Assets. Permit the Company nor any Material Subsidiary to, in one or a series of transactions after December 31, 2001, sell, lease, transfer or otherwise dispose of assets to any Person other than the Company or any Subsidiary of the Company (excluding individual dispositions occurring in the ordinary course of business which involve assets with a book value not exceeding $5,000,000 and excluding the Asset Transfer and the Nuclear Transfer) if, immediately after giving effect to such transaction, the aggregate book value of the assets disposed of in all such transactions after December 31, 2001, other than excluded transactions, would equal or exceed 30% of the total of all assets properly appearing on the December 31, 2001 balance sheet of the Company and its Consolidated Subsidiaries included in its annual report on Form 10-K for the year ended December 31, 2001.

      (b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any Material Subsidiary to do so, except that:

            (i) any Material Subsidiary may merge with any Wholly-Owned Subsidiary of the Company;

            (ii) any Material Subsidiary may merge into the Company; and

            (iii) the Company may merge with, and any Material Subsidiary may merge with, any other Person;

provided that, in each case, immediately after giving effect to such proposed transaction, no Reimbursement Default would exist; and provided further that, in the case of any such merger to which the Company is a party, the Company is the surviving corporation and in the case of any such merger to which any Material Subsidiary and any other Person are the parties (other than any such merger to effect the Asset Transfer or the Nuclear Transfer), such Material Subsidiary is the surviving corporation.

      (c) Negative Pledge. Permit the aggregate amount of all claims secured by Liens (other than Permitted Liens) upon or with respect to any of its assets or the assets of any of its Material Subsidiaries, whether now owned or hereafter acquired, to exceed 55% of Total Assets, unless the Company shall simultaneously
(i) grant to the Administrative Agent, for the benefit of the Banks, Liens on its assets as collateral for its obligations under this Agreement in a form and on terms satisfactory to the Administrative Agent and the Required Banks in their sole and absolute discretion and (ii) obtain the consent of the Equity Participant thereto.

      (d) Assignment of Transaction Documents or Financing Documents. Enter into any assignment of the Company's obligations under any of the Transaction Documents or Financing Documents, except pursuant to the Nuclear Transfer.

      (e) Indebtedness. Permit Consolidated Indebtedness to exceed 65% of Consolidated Capitalization at any time.

      "CONSOLIDATED CAPITALIZATION" means, at any date, the sum as of such date of Consolidated Indebtedness and Consolidated Net Worth.

      "CONSOLIDATED INDEBTEDNESS" means, at any date, the Indebtedness of the Company and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

      "CONSOLIDATED NET WORTH" means, at any date, the sum as of such date of
(a) the par value (or value stated on the books of the Company) of all classes of capital stock of the Company and its Subsidiaries, excluding the Company's capital stock owned by the Company and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of the consolidated surplus, whether capital or earned, of the Company, determined in accordance with generally accepted accounting principles as of the end of the most recent calendar month (excluding (x) cumulative charges of up to $300 million to consolidated surplus resulting from, or in anticipation of, discontinuation of Financial Accounting Standards Board Statement No. 71, accounting for all or part of the business and (y) the effect on the Company's accumulated other comprehensive income/loss of the ongoing application of Financial Accounting Standards Board Statement No. 133).

      SECTION 9. Reimbursement Events of Default. If any of the following events ("REIMBURSEMENT EVENTS OF DEFAULT") shall occur and be continuing:

            (i) The Company shall fail to pay when due any amount payable under
      Section 2(a) or fail to pay any other amount payable under Section 2 within five Business Days after the same becomes due and payable; or

            (ii) The Company shall fail to perform or observe (A) any term, covenant or agreement contained in Section 7(a)(ii), 7(g)(iv), 7(h), 8(a), 8(b), 8(c) or 8(e), or (B) any term, covenant or agreement contained in this Agreement (other than those covered by clause (i) above or subclause
      (A) of this clause (ii) or Section 7(e) or Section 19) on its part to be performed or observed if the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent; or

            (iii) Any representation or warranty made by the Company herein or by the Company (or any of its officers) in any certificate delivered in connection with this Agreement shall prove to have been false or misleading in any material respect when made; or

            (iv) Any material provision of this Agreement shall at any time for any reason cease to be valid and binding upon the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the

      Company or any governmental agency or authority, or the Company shall deny that it has any or further liability or obligation under this Agreement; or

            (v) The Company shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $5,000,000 (but excluding Indebtedness owing hereunder) of the Company, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or the Company shall fail to perform or comply with any other term or covenant in any agreement or instrument relating to any such Indebtedness and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

            (vi) The Company shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Company have a present value of at least $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or

            (vii) The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company shall take any corporate action to authorize any of the actions set forth above in this clause (vii) or

            (viii) Any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (viii) and, in each case, the Required Banks determine that such circumstances could have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole; or

            (ix) Any judgment or order for the payment of money that exceeds any applicable insurance coverage by more than $5,000,000 shall be rendered against the Company and such judgment or order shall remain unsatisfied or unstayed for a period of 30 days; or

            (x) Any judgment or order for the payment of money that exceeds any applicable insurance coverage by more than $25,000,000 shall be rendered against any Material Subsidiary; such judgment or order shall remain unsatisfied or unstayed for 30 days; and the Required Banks determine that such judgment or order could have a material adverse effect on the financial condition or financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole; or

            (xi) An event or condition specified in Section 7(g)(iv) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Required Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Required Banks, material in relation to the financial condition or the financial prospects of the Company and its Consolidated Subsidiaries, taken as a whole; or

            (xii) any change in Applicable Law or any Governmental Action shall occur which has the effect of making the transactions contemplated by the Transaction Documents unauthorized, illegal or otherwise contrary to Applicable Law; or

            (xiii) any event specified in subsection (vii), (viii) or (x) of
      Section 15 of the Facility Lease shall occur; or

            (xiv) the Company shall fail to make, or cause to be made, any payment specified in Section 15(i) of the Facility Lease equal to or exceeding $1,000,000 within the periods specified in that Section.

then, in every such event the Issuing Bank may, and if instructed to do so by the Required Banks the Issuing Bank shall, by notice to the Company and the Equity Participant, terminate the Letter of Credit as provided therein. The Administrative Agent shall give notice to the Company under Section 9(ii) promptly upon being requested to do so by the Required Banks and will promptly notify each Bank of any such notice given at the request of the Required Banks.

      SECTION 10. Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement or the Letter of Credit or any consent to the assignment of the Company's obligations under any of the Transaction Documents or the Financing Documents (except as provided in Section 8(d)) shall be effective unless the same shall be in writing and signed by (or with the written consent of) the Company and the Required Banks (and, if the rights or duties of the Issuing Bank or the Administrative Agent are affected thereby, by it); provided that no such modification, amendment, waiver or consent shall, unless signed by (or with the written consent of) each Bank affected thereby, (i) increase the Maximum Credit Amount or Maximum Drawing Amount or subject any Bank to any additional obligation under this Agreement or the Letter of Credit, (ii) reduce the principal of or rate of interest on any reimbursement obligation or reduce the letter of credit commission payable under Section 2(b), (iii) postpone the date fixed for any payment of principal of or interest on any reimbursement obligation or any payment of such letter of credit commission,
(iv) extend the Stated Termination Date or the Termination Date or (v) change the definition of Required Banks or the provisions of this Section 10 or any provision of this Agreement that requires action by all the Banks. Any waiver of any provision of this Agreement or the Letter of Credit shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 11. Notices. (a) All notices, requests, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile transmission or similar transmission) and mailed, sent or delivered:

            (i) if to the Company, in the case of deliveries, to its street address at 400 North Fifth Street, Phoenix, Arizona 85004; in the case of mailings, to its mailing address at P.O. Box 53999, Phoenix, Arizona 85072-3999; and in the case of facsimile transmission, to telecopy no.
      (602) 250-5640; in each case to the attention of the Treasurer;

            (ii) if to the Administrative Agent, in the case of deliveries or mailings, to its address at 1 Chase Manhattan Plaza, 8th Floor, New York, New York, 10081, Attention: Maggie Swales; and in the case of facsimile transmission, to telecopy no. 212-552-5777; and

            (iii) if to the Issuing Bank, in the case of deliveries or mailings, to its address at JPMorgan Chase Bank, c/o JPMorgan Treasury Services,
      Attention: Standby Letter of Credit Manager - Immediate Action Required, 4th Floor, 10420 Highland Manor Drive, Tampa, Florida 33610; and in the case of facsimile transmission, to telecopy no. 813-432-5161;

            (iv) if to any other Bank, at such address or number as shall be designated by it in its Administrative Questionnaire;

or, as to each party, to such other person and/or to such other address or number as shall be designated by such party in a written notice to each other party. All such notices, requests, demands and other communications shall be effective when mailed or sent, addressed as aforesaid, except that notices to the Administrative Agent shall not be effective until received by the Administrative Agent and any notice to the Equity Participant pursuant to
Section 9 shall not be effective until received by the Equity Participant. Notices of any Reimbursement Default shall be sent by the Company to the Administrative Agent by facsimile transmission.

      (b) As promptly as practicable after receipt by the Administrative Agent of any notice or other communication delivered hereunder by the Company, the Administrative Agent shall furnish a copy thereof to each Bank, to the extent such notice or other communication is not otherwise required by the terms thereof to be delivered by the Company to each Bank.

      (c) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 2, 14 or 17 unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent and the Company may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

      SECTION 12. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Bank to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 13. Waiver of Right of Setoff. The Administrative Agent and each Bank hereby waive any right to set off and apply any and all deposits (general or special, time or demand, provisional or final) and collateral at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Company if there shall be a drawing under the Letter of Credit at any time during the pendency of any proceeding by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, custodian, trustee or other similar official for it or for any substantial part of its property (collectively the "BANKRUPTCY EVENTS"), against any and all of the obligations of the Company now or hereafter existing in respect of any reimbursement obligation of the Company set forth in
Section 2(a), provided that any such waiver shall be deemed ineffective as and to the extent that the Administrative Agent and each Bank receive, after any of the bankruptcy events occur, an unqualified opinion of nationally-recognized counsel with bankruptcy law experience, (which counsel shall be mutually satisfactory to the Administrative Agent and the Equity Participant, each of which shall use its best efforts to agree on such counsel), that non-waiver would not, as a result of the application of bankruptcy or similar laws as then in effect, lead to the Administrative Agent or any Bank being refused, prevented, permanently enjoined or restrained from or delayed in fulfilling its obligation under the Letter of Credit. This Section 13 shall not constitute a waiver of any right of setoff if there shall be a drawing under the Letter of Credit at any time other than that described in this Section 13.

      SECTION 14. Participations of the Banks. (a) The Issuing Bank hereby sells to each other Bank, and each Bank hereby severally purchases from the Issuing Bank, as of the Restatement Effective Date, a Participation in an amount equal to such Bank's Participation Percentage of the Letter of Credit and in each drawing thereunder, all on the terms and conditions set forth herein.

      (b) If at any time on or after the Restatement Effective Date the Company shall fail to reimburse a drawing under the Letter of Credit in accordance with
Section 2(a), the Administrative Agent shall promptly (but in any event no later than 1:00 p.m., New York City time, on the date payment is due from the Banks under this Section 14(b)) advise each Bank thereof and of the amount due from the Company and the amount of such Bank's Participation therein, and each Bank shall pay, no later than 4:00 p.m. (New York City time) on such date such Bank's Participation Percentage of such amount by transferring the same in immediately available funds to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent's address specified in Section 11. With respect to any such drawing, each Bank agrees that the Issuing Bank shall have no responsibility to the Banks other than obtaining the draft and certificates referred to in the Letter of Credit and notifying each Bank thereof. The Administrative Agent shall promptly credit each Bank's account with such Bank's Participation Percentage of (i) all amounts representing principal of, or interest on, any reimbursement obligations, in each case in respect of drawings under the Letter of Credit of which such Bank has funded its Participation Percentage in accordance with the foregoing provisions of this Section 14(b) and (ii) letter of credit commissions payable to each Bank pursuant to Section 2(b) of this Agreement and accruing on and after the Restatement Effective Date, but, in the case of both clause (i) and clause (ii), only if, when and to the extent received by the Administrative Agent from the Company. All such payments shall be made if, when and to the extent the Administrative Agent receives payment from the Company in respect of reimbursement for drawings under the Letter of Credit and of the letter of credit commission pursuant to Section 2(b) of this Agreement, and in the same funds in which such amounts are received, by credit to an account at a bank located in the United States of America as each Bank shall designate in writing to the Administrative Agent.

      (c) If the Administrative Agent should for any reason make any payment to any Bank in anticipation of the receipt of funds from the Company and such funds are not received by the Administrative Agent from the Company on the date payment is due, then such Bank shall, on demand by the Administrative Agent, forthwith return to the Administrative Agent any such amounts transferred to such Bank by the Administrative Agent in respect of such Bank's Participation plus interest thereon from the day such amounts were transferred by the Administrative Agent to such Bank to but not including the day such amounts are returned by such Bank at a rate per annum equal to the Federal Funds Rate. If the Administrative Agent is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Company to the Administrative Agent for the account of any Bank, then such Bank shall, on demand by the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Bank by the Administrative Agent in respect of such Bank's Participation, but without interest on such payments (unless the Administrative Agent is required to pay interest on such amounts to the Person recovering such payments).

      (d) Each Bank agrees that if it should receive any amount due to it under this Agreement in respect of its Participation other than from the Administrative Agent, such Bank will remit all of the same to the Administrative Agent to distribute to the Banks pursuant to this Agreement, and such Bank's Participation shall be adjusted to reflect such remittance. Each Bank further agrees to send the Administrative Agent a copy of any notice sent by such Bank to the Company hereunder.

          (e) Each Bank acknowledges and represents that it has made its own independent appraisal of the Company, and the business, affairs and financial condition of the Company, based on such documents and information as such Bank has deemed appropriate, and each Bank will continue to be responsible for making its own independent appraisal of such matters, based on such documents and information as such

Bank shall deem appropriate at the time, and has not relied upon and will not hereafter rely upon the Administrative Agent or any other Bank or any information prepared, distributed or otherwise made available by the Administrative Agent for such appraisal or other assessment or review of the Company. Each Bank represents, and in granting a Participation to such Bank it is specifically understood and agreed, that such Bank is acquiring its Participation in the Letter of Credit for its own account in the ordinary course of its commercial banking business and not with a view to, or for sale in connection with, any distribution thereof.

      SECTION 15. Assignees; Participants. (a) Each Bank shall have the right, with the prior written consent of the Company (which shall not be unreasonably withheld, and shall not be required if a Reimbursement Event of Default has occurred and is continuing) and the prior written consent of the Administrative Agent, to assign all or a pro rata portion of all of its rights and obligations under its Participation at any time and from time to time to one or more Eligible Institutions (each an "ASSIGNEE"); provided that (i) each such Assignee shall assume such rights and obligations and agree, for the benefit of each other party hereto, to be bound by the provisions of, and perform the obligations of a Bank under, this Agreement, pursuant to an assignment and assumption agreement in form and substance satisfactory to the Administrative Agent and (ii) the aggregate amount of the Participation or Participations assigned to each such Assignee pursuant to this Section 15(a) shall not be less than $10,000,000. Each Bank shall give prompt notice to the Administrative Agent and the Company of each such assignment made by it.

      (b) (i) Each Bank shall also have the right, without the consent of the Company, to grant participating interests in its Participation at any time and from time to time to one or more other financial institutions or other entities (each a "PARTICIPANT"); provided that (A) such Bank's obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Each such participation granted by a Bank shall be evidenced by a participation agreement in form acceptable to such Bank. Each such participation agreement shall provide that such Bank shall retain the sole right to exercise its rights under this Agreement and to enforce the obligations owed to it hereunder pursuant to its Participation including, without limitation, the right to consent to any modification, amendment or waiver of any provision of this Agreement or the Letter of Credit or any assignment of the Company's obligations under any of the Transaction Documents or the Financing Documents, subject to Section 8(d); provided that any such participation agreement may provide that such Bank will not, without the consent of the Participant, consent to any modification, amendment or waiver of this Agreement or the Letter of Credit that (w) increases the Maximum Credit Amount or Maximum Drawing Amount or subjects such Bank to any additional obligation under this Agreement or the Letter of Credit, (x) reduces the principal of or rate of interest on any reimbursement obligation or reduces the letter of credit commission payable under

Section 2(b), (y) postpones the date fixed for any payment of principal of or interest on any reimbursement obligation or any payment of such letter of credit commission or (z) extends the Stated Termination Date or the Termination Date.

            (ii) Subject to clause (iii) below, the Company agrees that each Participant shall be entitled to the benefits of Sections 2(d) and 2(e) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 15(a).

            (iii) A Participant shall not be entitled to receive any greater payment under Section 2(d) or 2(e) than the applicable Bank would have been entitled to receive with respect to the participating interest granted to such Participant, unless the granting of such interest to such Participant is made with the Company's prior written consent. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 2(d) or 2(e) unless the Company is notified of the participating interest granted to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2(d) or 2(e) as though it were a Bank.

      SECTION 16. Continuing Obligation; Binding Effect. (a) The obligations of the Company under this Agreement shall continue until the later of (i) the Termination Date and (ii) the date upon which all amounts due and owing to the Administrative Agent or any Bank hereunder shall have been paid in full. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors. Except as contemplated by Section 16(b), the Company shall not have the right to assign its rights hereunder or any interest herein to any Person without the prior written consent of the Issuing Bank and each Bank. The Issuing Bank shall not have the right to assign its rights as the Issuing Bank hereunder without the prior written consent of the Company (which shall not be unreasonably withheld) and each Bank.

      (b) In connection with the Nuclear Transfer, the Company may, with the consent of the Equity Participant and the Owner Trustee, cause PWEC to assume the obligations of the Company under this Agreement. No such assumption by PWEC shall release the Company from any of its obligations hereunder, and as between the Company, on the one hand, and the Administrative Agent, the Issuing Bank and the other Banks, on the other hand, the Company shall be directly, primarily and unconditionally obligated to perform those obligations, unless and until all the Banks consent in writing to such release; provided, however, that if less than all the Banks consent to such release, the Company may, with the consent of the Equity Participant, upon 10 days' prior written notice to the Administrative Agent, terminate this Agreement, and this Agreement shall thereupon terminate, subject to (i) receipt by the Administrative Agent for the account of the Banks of all amounts representing principal of, or accrued interest on, any outstanding reimbursement obligation of the Company under Section 2(a) and all accrued fees and other amounts hereunder to (but not including) such date of termination, whether or not such amounts are otherwise due or payable, and (ii) receipt by the Issuing Bank of the certificate specified in clause (vii) of the definition of "Termination Date".

      SECTION 17. Extension of the Letter of Credit. At least 105 days but not more than 180 days before the Stated Termination Date, the Company may request the Administrative Agent in writing (each such request being irrevocable and binding), with a copy to each Bank, to extend for not less than three years, nor more than eight years, the Stated Termination Date, specifying the terms and conditions, including fees, to be applicable to such extension. Within 45 days after receiving such extension request (or such later date as the Company may authorize in writing, but in no event later than 60 days before the Stated Termination Date), each Bank shall notify the Company of its consent or nonconsent to such extension request, and if any Bank shall give no such notice, it shall be deemed not to have consented to such extension request. No such requested extension shall be effective without the consent of all the Banks. The consent of any Bank shall be in its sole discretion and shall be conditional upon the preparation, execution and delivery of legal documentation in form and substance satisfactory to such Bank and its counsel, incorporating substantially the terms and conditions contained in the extension request as the same may be modified by agreement among the Company, and the Banks, and evidence satisfactory to it of the due authorization and validity thereof.

      SECTION 18. Limited Liability of the Banks. The Company assumes all risks of the acts or omissions of the Equity Participant and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. None of the Administrative Agent and the Banks, nor their respective Affiliates nor any officer or director of any of the foregoing shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Equity Participant or any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents shall prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Company shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the willful misconduct or gross negligence of the Issuing Bank in determining whether a draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under the Letter of Credit after the presentation to it by the Equity Participant of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the Equity Participant and the Company have notified the Issuing Bank in writing prior to a drawing under the Letter of Credit that such documents do not comply with the Letter of Credit.

      SECTION 19. Cost, Expenses and Taxes. The Company agrees to pay not later than 30 days after demand therefor all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of this Agreement and any other documents which may be delivered in connection with this Agreement and any waiver or consent under, or amendment of, this Agreement or any of the Transaction Documents or Financing Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement; all costs and expenses (including counsel fees and expenses) in connection with
(i) the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement or (ii) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under the Letter of Credit; and all costs and expenses (including reasonable counsel fees and expenses) in connection with each transfer of the Letter of Credit in accordance with its terms. In addition, the Company shall pay any and all stamp, documentary, filing, recording or other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents, and agrees to save the Administrative Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees, provided that the Administrative Agent and each Bank agree promptly to notify the Company of any such taxes and fees which are incurred by the Administrative Agent or such Bank.

      SECTION 20. Administrative Agent; Issuing Bank. (a) Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

      (b) The Administrative Agent and its Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of business with, the Company, the Equity Participant and their respective Subsidiaries and Affiliates and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

      (c) The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts as it may select and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      (d) It is understood that the Issuing Bank will exercise and give the same care and attention to the Letter of Credit as it gives to its other letters of credit and loans for its own account and that the Issuing Bank shall have no obligation to the Company or any other Bank and no duty or responsibility with respect to this Agreement or the Letter of Credit, except as expressly provided herein and in the Letter of Credit. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Issuing Bank shall be required to take any action with respect to any Reimbursement Default, except as expressly provided in Section 9 hereof. Neither the Administrative Agent nor the Issuing Bank shall be liable for any action taken or not taken at the request or with the approval of the Required Banks (or all the Banks, as applicable) or for the performance or non-performance of the obligations of any other party under this Agreement or any Transaction Document or Financing Document or any other document contemplated thereby. It is further understood that: (i) except as expressly limited by the provisions of this Agreement, the Issuing Bank retains the sole right to exercise its rights and enforce the obligations of the Company under this Agreement, and the Issuing Bank may use its sole discretion with respect to exercising or refraining from exercising any rights or taking or refraining from taking any actions which may be vested in it or which it may be entitled to take or assert under this Agreement or any of the Transaction Documents or Financing Documents (including, without limitation, the giving of any notice to any Person of any Reimbursement Event of Default under this Agreement except as provided in Section 9); and (ii) the Issuing Bank shall not, in the absence of gross negligence or willful misconduct, be under any liability to any other Bank with respect to anything which the Issuing Bank may do or refrain from doing in the exercise of its best judgment or which it may deem to be necessary or desirable. Neither the Administrative Agent nor the Issuing Bank shall incur any liability by acting in reliance upon any written communication or any telephone conversation which it reasonably believes to be genuine and correct or to have been signed, sent or made by the proper Person. Neither the Administrative Agent nor the Issuing Bank shall have any obligation to make any claim on, or assert any lien upon, or assert any setoff against, any property held by it and, if it elects to do so, it may in its discretion apply the same against indebtedness of the Company other than the Company's obligations under this Agreement; provided that, to the extent any funds received pursuant to any of the foregoing are applied to the obligations of the Company under Section 2(a) or 2(b) hereof, each Bank shall be entitled to receive its pro rata share thereof in accordance with Section 14(b) above. Any such setoff or other action in respect of any reimbursement obligation of the Company set forth in Section 2(a) will be subject to Section 13.

      SECTION 21. Indemnification. (a) The Company indemnifies and holds harmless the Administrative Agent, each Bank, and their respective officers and directors from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or such Bank may incur (or which may be claimed against the Administrative Agent or such Bank by any Person whatsoever):

            (i) by reason of any inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any offering document distributed by or on behalf of the Company in connection with obtaining purchasers of the Company's undivided interest in Unit 2 of the Palo Verde Nuclear Generating Station, or in any supplement or amendment to either thereof, or by reason of the omission or alleged omission to state therein a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading;

            (ii) by reason of or in connection with the execution, delivery and performance of the Transaction Documents and Financing Documents, or any transaction contemplated by the Transaction Documents or the Financing Documents; or

            (iii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, the Letter of Credit; provided that the Company shall not be required to indemnify the Administrative Agent or any Bank pursuant to this Section 21 for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (A) the willful misconduct or gross negligence of the Issuing Bank in determining whether a draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit or (B) the Issuing Bank's willful failure to make lawful payment under the Letter of Credit after the presentation to it by the Equity Participant of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit.

Nothing in this Section 21(a) is intended to limit the Company's obligations contained in Section 2. Without prejudice to the survival of any other obligation of the Company hereunder, the indemnities and obligations of the Company contained in this Section 21(a) shall survive the payment in full of all amounts payable pursuant to Section 2 and the termination of the Letter of Credit.

      (b) To the extent that the Administrative Agent or the Issuing Bank is not reimbursed and indemnified by the Company under this Agreement, each Bank will reimburse and indemnify the Administrative Agent and the Issuing Bank on demand for and against such Bank's Participation Percentage of any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Issuing Bank in any way relating to or arising out of this

Agreement, the Letter of Credit, or any of the Transaction Documents or Financing Documents or any action taken or omitted to be taken by the Administrative Agent or the Issuing Bank hereunder or thereunder, or the transactions contemplated hereby and thereby or the enforcement of any of the terms hereof and thereof; provided that such Bank shall not be liable for any portion of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, out-of-pocket expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the Issuing Bank or which are expressly excluded from the indemnification by the Company by the proviso to Section 21(a)(iii) of this Agreement. Each Bank's obligations under this Section 21(b) shall survive the termination of this Agreement and the Letter of Credit. If the Administrative Agent or the Issuing Bank is reimbursed by the Company for any amounts previously received from any Bank pursuant to this Section 21(b), it will promptly pay to such Bank its proportionate share of any amounts so received.

      SECTION 22. Confidentiality. Neither the Administrative Agent nor any Bank shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Administrative Agent's or such Bank's respective Affiliates or any officer, director, employee, accountant and advisor of any of the foregoing, and to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or otherwise regulating the business of the Administrative Agent or such Bank, as the case may be.

      SECTION 23. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

      SECTION 24. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

      SECTION 25. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      SECTION 26. Counterparts; Integration. This Amendment and Restatement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and that certain Letter Agreement dated as of July 22, 2002 between the Issuing Bank and the Company constitute the entire agreement and understanding among the parties hereto and, subject to Section 3(c), supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

      SECTION 27. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE BANKS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                             SIGNATURE PAGES FOLLOW

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                         ARIZONA PUBLIC SERVICE COMPANY

                                By: /s/ Barbara M. Gomez
                                   ----------------------------------------
                                   Name:  Barbara M. Gomez
                                   Title: Treasurer

                                JPMORGAN CHASE BANK,
                                 as Administrative Agent and Issuing Bank

                                By: /s/ Peter M. Ling
                                   ----------------------------------------
                                   Name:  Peter M. Ling
                                   Title: Vice President

                                BANK HAPOALIM B.M.

                                By: /s/ James P. Surless
                                   ----------------------------------------
                                   Name:  James P. Surless
                                   Title: Vice President

                                By: /s/ Laura Anne Raffa
                                   ----------------------------------------
                                   Name:  Laura Anne Raffa
                                   Title: Senior Vice President & Corporate
                                          Manager

                                BARCLAYS BANK PLC

                                By: /s/ Sydney G. Dennis
                                   -------------------------------------
                                   Name:  Sydney G. Dennis
                                   Title: Director

                                UNION BANK OF CALIFORNIA, N.A.

                                By: /s/ Robert J. Olson
                                   -------------------------------------
                                   Name:  Robert J. Olson
                                   Title: Senior Vice President

                                BANK ONE, NA

                                By: /s/ Dawn M. Lawler
                                   -------------------------------------
                                   Name:  Dawn M. Lawler
                                   Title: Director

                                                                      SCHEDULE I

      The "LETTER OF CREDIT COMMISSION RATE" for any day is the rate set forth below (in basis points per annum) under the column corresponding to the Status that exists on such day:

             STATUS                    LEVEL I        LEVEL II       LEVEL III        LEVEL IV        LEVEL V
--------------------------------       -------        --------       ---------        --------        -------
LETTER OF CREDIT COMMISSION RATE        87.5           100.0           112.5            137.5          162.5

      For purposes of this Schedule, the following terms have the following meanings:

      "LEVEL I STATUS" exists at any date if, at such date, the Ratings are A-or higher by S&P or A3 or higher by Moody's.

      "LEVEL II STATUS" exists at any date if, at such date, (i) Level I Status does not exist and (ii) the Ratings are BBB+ or higher by S&P or Baa1 or higher by Moody's.

      "LEVEL III STATUS" exists at any date if, at such date, (i) neither Level I Status nor Level II Status exists and (ii) the Ratings are BBB or higher by S&P or Baa2 or higher by Moody's.

      "LEVEL IV STATUS" exists at any date if, at such date, (i) none of Level I Status, Level II Status and Level III Status exists and (ii) the Ratings are BBB- or higher by S&P or Baa3 or higher by Moody's.

      "LEVEL V STATUS" exists at any date if, at such date, no other Status exists.

      "MOODY'S" means Moody's Investors Service, Inc.

      "RATING AGENCIES" means Moody's and S&P.

      "RATINGS" means the credit ratings assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement by the Rating Agencies. If there is no rating assigned to debt securities, the corporate credit rating will be used. Any rating assigned to any other debt security of the Company shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the case of split ratings from S&P or Moody's, the rating to be used to determine which pricing level applies is the higher of the two (e.g., BBB+/Baa2 results in Level II Status); provided that if the split is more than one full rating category, the rating category immediately above the lower of the two rating categories will be used (e.g., BBB+/Baa3 results in Level III Status, as does A-/Baa3).

                                 Schedule I-1

      "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

      "STATUS" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

                                 Schedule I-2

                                                                     SCHEDULE II

           BANK                 PARTICIPATION PERCENTAGE             PARTICIPATION AMOUNT
------------------------------  ------------------------             --------------------
JPMorgan Chase Bank                    27.8260870%                      $17,746,281.68

Bank Hapoalim B.M.                     24.3478261%                      $15,527,996.47

Barclays Bank PLC                      17.3913043%                      $11,091,426.05

Union Bank of California, N.A.         17.3913043%                      $11,091,426.05

Bank One, NA                           13.0434783%                      $ 8,318,569.54

                                  Schedule II

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                    IRREVOCABLE TRANSFERABLE LETTER OF CREDIT
                                  No. P-010152
                          (formerly numbered as S-1002)

                                            Originally Issued August 18, 1986
                                            Reissued July 22, 2002

Emerson Finance Co.
8000 W. Florissant Avenue
P.O. Box 4100
St. Louis, Missouri 63136

Attn: President

Dear Sirs:

      We hereby establish, at the request of Arizona Public Service Company (the "COMPANY"), in your favor, our Irrevocable Transferable Letter of Credit No. S-1002 (the "LETTER OF CREDIT"), in a maximum amount at any date (the "MAXIMUM CREDIT AMOUNT") equal to the amount shown opposite the period including such date in the Table of Maximum Credit Amounts attached hereto as Schedule II-A, effective immediately and expiring at 5:00 p.m. (New York City time) on the Termination Date. Capitalized terms used herein and in Schedules II-A, II-B and III and Exhibits 1, 2, 3 and 4 hereto shall have the meanings set forth in
Schedule I hereto. This Letter of Credit is issued in connection with the leasing of an undivided interest in Unit 2 of the Palo Verde Nuclear Generating Station to the Company pursuant to a Facility Lease dated as of August 1, 1986 (the "FACILITY LEASE") as amended and in effect on the date hereof, between the Company and State Street Bank and Trust Company (as successor to The First National Bank of Boston), as Owner Trustee under a trust agreement with you.

      We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, an amount not in excess of the amount shown opposite the period including the date of such drawing (the "DATE OF DRAWING") in the Table of Maximum Drawing Amounts attached hereto as Schedule II-B as such amounts are modified from time to time in accordance with the next paragraph. Such amounts, as modified in accordance with the next paragraph, are hereinafter referred to collectively as the "MAXIMUM DRAWING AMOUNTS" and individually as the "MAXIMUM DRAWING

                                  Exhibit A-1

AMOUNT". A drawing in respect of a payment hereunder honored by us shall not exceed the lesser of the Maximum Drawing Amount applicable on the Date of Drawing and the Maximum Credit Amount applicable on the Date of Drawing. All payments hereunder shall be made from our own general funds.

      The Maximum Drawing Amounts shall be modified from time to time as follows:

      (a) upon payment by the Issuing Bank of each drawing under the Letter of Credit, the Maximum Drawing Amounts applicable to each Date of Drawing subsequent to such payment shall be automatically reduced by an amount equal to the amount of the drawing so paid and shall not be reinstated; and

      (b) if adjustments are made to Modified Special Casualty Values, corresponding adjustments shall be made to the Maximum Drawing Amounts shown in
Schedule II-B, (as theretofore reduced pursuant to clause (a) above), provided that if any such adjustment of Modified Special Casualty Values would cause the Maximum Drawing Amount for any period to exceed the Maximum Credit Amount for such period, the Maximum Credit Amount shall apply for such period and provided further that adjustments pursuant to this clause (b) shall be effective automatically upon receipt by us of a notice from you in the form of Exhibit 1 hereto.

      Upon surrender of this Letter of Credit together with a notice in the form of Exhibit 1 hereto, we will promptly issue an irrevocable transferable letter of credit containing a revised Schedule II-B reflecting the adjustments contained in such notice and in all other respects identical to this Letter of Credit.

      Funds under this Letter of Credit are available to you against presentation on or prior to the Termination Date of (a) your draft in the form of Exhibit 2 attached hereto and (b) a completed certificate signed by you in the form of Exhibit 3 attached hereto. Such draft and certificate shall be dated the date of its presentation and shall be presented at our Tampa, Florida office specified below, or at our Brooklyn, New York office specified below (or at any other office in New York City which may be designated by us by written notice (given in the manner set forth in the next paragraph) delivered to you at least 15 days prior to the applicable Date of Drawing). If we receive such draft and certificate at our Tampa, Florida office specified below, all in strict conformity with the terms and conditions of this Letter of Credit, prior to 10:00 a.m. (New York City time) on any Business Day, we will honor the draft on the same Business Day. If we receive such draft and certificate at our Tampa, Florida office specified below on or after 10:00 a.m. and prior to 5:00 p.m. (New York City time) on any Business Day, or if we receive such draft and certificate at our Brooklyn, New York office specified below prior to 5:00 p.m. (New York City time) on any Business Day, in each case all in strict conformity with the terms and conditions of this Letter of Credit, we will honor the draft on the next Business Day. If requested by you, payment under this Letter of Credit may be made by wire transfer of federal funds to your account with any bank located in the United States of

                                  Exhibit A-2

America or by deposit of immediately available funds into a designated account that you maintain with us.

      Notwithstanding any provisions of Articles 13(b) and 14(d)(i) of the Uniform Customs and of Section 5-108(b) of the New York Uniform Commercial Code to the contrary, which provisions are hereby expressly waived, if the presentation of such draft and certificate are not in strict conformity with the terms and conditions of this Letter of Credit, we will give you prompt notice prior to the time we would have been obliged to make payment as set forth in the preceding paragraph by facsimile transmission addressed to you at the fax number set forth in the next succeeding paragraph, effective upon confirmation, that we have refused such non-conforming draft and certificate, and stating all discrepancies in respect of which the Issuing Bank refuses such non-conforming draft and certificate. If you correct such non-conforming demand by presentation of the draft and certificate corrected to be in strict conformity with the terms and conditions of the Letter of Credit within two Business Days of your receipt of our notice of refusal, then we will honor the draft and make payment in accordance with the terms provided herein based upon the time such corrected draft and certificate are presented, provided that you may make only one such corrected demand with respect to any such non-conforming demand, and provided further that for purposes of determining whether the draft and certificate have been timely presented, the corrected draft and certificate shall be deemed to have been presented on the date the non-conforming draft and certificate were presented.

      Notwithstanding any other provision of this Letter of Credit, we shall have the right, upon the occurrence of any of the events listed in Schedule III hereto, to terminate this Letter of Credit by delivering to you a written notice indicating the date of such termination (the "DATE OF EARLY TERMINATION"), provided that on or before the Date of Early Termination you will have the right to draw once an amount not in excess of the lesser of the Maximum Credit Amount and the Maximum Drawing Amount in accordance with the procedures described herein. The written notice referred to in the preceding sentence shall be given by telex or facsimile transmission addressed to you at Emerson Finance Co., 8000
W. Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136, Attention:
President, Fax: 314-553-2463 (or to such other address or telex number designated by you by written notice delivered to us at least 15 days prior to the notice of early termination) and shall be effective upon receipt of the appropriate answerback or confirmation of the facsimile transmission. We will also forward a copy of such notice by overnight delivery service to the address set forth above. The Date of Early Termination specified in such written notice shall be:

      (a) in the case of events specified in paragraphs A and G of Schedule III, not earlier than ten days after such notice is given, and

      (b) in the case of all other events specified in Schedule III, not earlier than 30 days after such notice is given.

                                  Exhibit A-3

      Except as set forth herein, this Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500, other than the provisions of Article 48 thereof. This Letter of Credit shall be deemed to be a contract made under the laws of the State of New York and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of such State.

      All demands for payment, notices and other communications to us in respect of this Letter of Credit shall be in writing, specifically referring to the number of this Letter of Credit, and addressed and presented to us (and all courier or physical deliveries should be addressed to us) at JPMorgan Chase Bank, c/o JP Morgan Treasury Services, Standby Letter of Credit Manager - Immediate Action Required, 4th Floor, 10240 Highland Manor Drive, Tampa, Florida 33610. Although we prefer physical presentations be made to our Tampa, Florida location, our location at 4 Chase Metrotech Center, 10th Floor, Brooklyn, New York 11245 is also available for your physical presentations. Should you use our 4 Chase Metrotech Center location for physical presentations, documents must be directed to: Governmental Agency Unit, Attention: Gamal Boulos.

      Notwithstanding Article 48 of the Uniform Customs and Practice for Documentary Credits referred to above, this Letter of Credit may be transferred and assigned in its entirety more than once, but in each case only to the successor Equity Participant under the Trust Agreement dated as of August 1, 1986 between yourself and State Street Bank and Trust Company as successor to The First National Bank of Boston. Upon receipt by us at the address for presentation of documents set forth above of a copy of the instrument effecting such transfer and assignment, signed by the transferor and by the transferee, in the form of Exhibit 4 hereto (which shall be conclusive evidence of such assignee's authority without any inquiry by us into the terms of the Trust Agreement) then, in such case, we will, upon surrender of this Letter of Credit, issue an irrevocable transferable letter of credit in the name of the transferee and providing for notices to be sent to the transferee at the address set forth therein and in all other respects identical to this Letter of Credit and the transferee, instead of the transferor, shall, without necessity of further act, be entitled to all the benefits of, and rights under, this Letter of Credit in the transferor's place.

      By your acceptance of this Letter of Credit, you hereby agree, and we hereby confirm our agreement, to the terms and conditions of Section 13 of the Reimbursement Agreement.

      This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only Schedules I, II-A, II-B and III and Exhibits 1, 2, 3 and 4 hereto and the notices referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

                                  Exhibit A-4

      This Letter of Credit No. P-010152 (formerly numbered as S-1002) amends and restates our Letter of Credit No. S-1002 dated as of August 15, 1986, as heretofore amended.

                                        Very truly yours,

                                        JPMORGAN CHASE BANK

                                        By _____________________________
                                           Name:
                                           Title:

                                  Exhibit A-5

                                                                       EXHIBIT 1
                                                             TO LETTER OF CREDIT

JPMorgan Chase Bank
[c/o JP Morgan Treasury Services
Standby Letter of Credit Manager -
Immediate Action Required
4th Floor
10240 Highland Manor Drive
Tampa, Florida 33610]

[Governmental Agency Unit
4 Chase Metrotech Center
10th Floor
Brooklyn, New York 11245
Attention: Gamal Boulos]

Dear Sirs:

      Reference is made to that certain amended and restated irrevocable transferable Letter of Credit bearing Letter of Credit No. P-010152 (formerly numbered as S-1002) dated July 22, 2002, which has been established by you in favor of [name of Equity Participant] (the "EQUITY PARTICIPANT").

      The undersigned, a duly authorized representative of the Equity Participant, hereby certifies that Modified Special Casualty Values have been adjusted and the amounts shown on Schedule II-B to the Letter of Credit should be modified, in accordance with the terms of clauses (a) and (b) of the third paragraph of the Letter of Credit, to the amounts shown in Appendix A hereto.

      The Letter of Credit is returned herewith and we request that you issue an irrevocable transferable letter of credit with the revised Schedule II-B attached and in all other respects identical to the Letter of Credit.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Letter of Credit.

                                       _____________________________________
                                       [Name of Equity Participant]

                                       _____________________________________
                                       [Name and Title of Authorized
                                       Representative of Equity Participant]

                                   LC-Ex.1

                                                                       EXHIBIT 2
                                                             TO LETTER OF CREDIT

                                                                         [Place]

                                                                    [Date], 20__

ON [Business Day on which payment is required in accordance with the provisions of the fifth paragraph of the Letter of Credit]

PAY TO                               U.S.$       [not to exceed the
      [Name of beneficiary]                      lesser of the Maximum Drawing
                                                 Amount or the Maximum
                                                 Credit Amount] DOLLARS,

FOR VALUE RECEIVED AND CHARGE TO ACCOUNT OF LETTER OF

CREDIT NO. P-010152 (formerly numbered as S-1002)   OF

         JPMorgan Chase Bank
         [c/o JP Morgan Treasury Services
         Standby Letter of Credit Manager -
         Immediate Action Required
         4th Floor
         10240 Highland Manor Drive
         Tampa, Florida 33610]

         [Governmental Agency Unit
         4 Chase Metrotech Center
         10th Floor
         Brooklyn, New York 11245
         Attention: Gamal Boulos]

                                     [Name and address of Equity Participant]

                                     By________________________________________
                                       [Authorized Representative]

                                   LC-Ex.2

                                                                       EXHIBIT 3
                                                             TO LETTER OF CREDIT

                                   CERTIFICATE

      The undersigned, a duly authorized representative of [name of Equity Participant] (the "EQUITY PARTICIPANT"), as beneficiary under that certain amended and restated irrevocable transferable Letter of Credit No. P-010152 (formerly numbered as S-1002) dated July 22, 2002, established by JPMorgan Chase Bank (the "ISSUING BANK") and issued pursuant to that certain Amended and Restated Reimbursement Agreement dated as of July 22, 2002 between Arizona Public Service Company (the "COMPANY"), the Issuing Bank and the other Banks named therein, hereby certifies as follows:

      1. An Event of Default under the Facility Lease has occurred and is continuing.

      2. The amount of the accompanying draft does not exceed the Maximum Drawing Amount available under the Letter of Credit on the date hereof, as determined in accordance with the terms of the Letter of Credit.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Letter of Credit.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of , 20__ .

                                  _____________________________________________
                                  [Name of Equity Participant]

                                  _____________________________________________
                                  [Name and title of authorized representative signing certificate]

                                   LC-Ex.3

                                                                       EXHIBIT 4
                                                             TO LETTER OF CREDIT

JPMorgan Chase Bank
[c/o JP Morgan Treasury Services
Standby Letter of Credit Manager -
Immediate Action Required
4th Floor
10240 Highland Manor Drive
Tampa, Florida 33610]

[Governmental Agency Unit
4 Chase Metrotech Center
10th Floor
Brooklyn, New York 11245
Attention: Gamal Boulos]

Dear Sirs:

      Reference is made to the certain amended and restated irrevocable transferable Letter of Credit bearing Letter of Credit No. P-010152 (formerly numbered as S-1002) dated July 22, 2002, which has been established by you in favor of [name of Equity Participant (the "TRANSFEROR")].

      The Transferor has transferred and assigned (and hereby confirms to you said transfer and assignment) all of its rights in and under said Letter of Credit to [name of Transferee (the "TRANSFEREE")] and confirms that the Transferor no longer has any rights under or interest in said Letter of Credit.

      The Letter of Credit is returned herewith and we request that you issue an irrevocable transferable letter of credit in the name of the Transferee and providing for notices to be sent to the Transferee at the address set forth below and in all other respects identical to the Letter of Credit.

      Transferee hereby certifies that it is a duly authorized transferee under the terms of said Letter of Credit and is accordingly entitled, upon presentation of the drafts and certificates called for therein, to receive payments thereunder. Notices under the Letter of Credit should be sent to us as follows: [Name], [Address], [Telex Number], Attention: o, [Answerback].

                               ______________________________________________
                                   [Name of Transferor]

                                   LC-Ex.4-1

                        ______________________________________________________
                          [Name and Title of Authorized
                          Representative of Transferor]

                        ______________________________________________________
                          [Name of Transferee]

                        ______________________________________________________
                          [Name and Title of Authorized
                          Representative of Transferee]

                                    LC-Ex.4-2

                                                                      SCHEDULE I
                                                             TO LETTER OF CREDIT

      The following terms have the following meanings for purposes of the Letter of Credit and the Schedules and Exhibits thereto. Terms defined in the Letter of Credit have the meanings given to them therein. Terms defined by reference to the Facility Lease have the meanings assigned to them therein from time to time.

      "ADMINISTRATIVE AGENT" means JPMorgan Chase Bank, in its capacity as administrative agent for the Banks under the Reimbursement Agreement, and its successors in such capacity.

      "APPLICABLE LAW" has the meaning assigned to it in the Facility Lease.

      "BANK" means (i) each bank or financial institution listed on the signature pages of the Reimbursement Agreement, each Assignee that becomes a Bank pursuant to Section 15(a) of the Reimbursement Agreement, and their respective successors, and (ii) the Issuing Bank with respect to its Participation.

      "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, Chicago, Illinois or the State of California are authorized by law to close.

      "CAPITAL LEASE OBLIGATIONS" means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

      "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

      "EQUITY PARTICIPANT" means Emerson Finance Co., as Equity Participant, and its successors and assigns.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "ERISA AFFILIATE" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the

                                   LC-Sch.I-1

Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

      "GOVERNMENTAL ACTION" has the meaning assigned to it in the Facility
Lease.

      "GUARANTEE" means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "INDEBTEDNESS" means as to any Person at any date (without duplication):
(a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments;
(b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred; (c) all Indebtedness secured by a lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments in support of Indebtedness.

      "ISSUING BANK" means JPMorgan Chase Bank and its successors in their capacity as issuer of the Letter of Credit.

      "MATERIAL SUBSIDIARY" means, at any time, a Subsidiary of the Company which as of such time meets the definition of a "significant subsidiary" included as of July 22, 2002 in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Company and the Subsidiaries (on a consolidated basis).

      "MODIFIED SPECIAL CASUALTY VALUE" has the meaning assigned to it in the Facility Lease.

      "MULTIEMPLOYER PLAN" means a plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate within any of the preceding five plan years and which is covered by Title IV of ERISA.

      "PARTICIPANT" has the meaning set forth in Section 15(b) of the Reimbursement Agreement.

                                  LC-Sch.I-2

      "PARTICIPATION" means a participating interest in the credit represented by the Letter of Credit including, without limitation, the interest therein retained by the Issuing Bank after giving effect to all participating interests therein granted by it pursuant to Section 14(a) of the Reimbursement Agreement, but prior to giving effect to any interest therein granted to any Participant pursuant to Section 15(b) of the Reimbursement Agreement.

      "PARTICIPATION AMOUNT" means, with respect to any Bank, the amount set forth in Schedule II to the Reimbursement Agreement opposite the name of such Bank therein, as such amount may be changed by reason of an assignment by or to such Bank in accordance with Section 15(a). Such amount shall be reduced from time to time by such Bank's ratable share of each reduction of the Maximum Credit Amount.

      "PARTICIPATION PERCENTAGE" means, with respect to any Bank at any time, the percentage equivalent of a fraction (i) the numerator of which is the Participation Amount of such Bank at such time and (ii) the denominator of which is the Maximum Credit Amount at such time.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "PLAN" means an employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained by the Company or any ERISA Affiliate which is covered by Title IV of ERISA, other than a Multiemployer Plan.

      "REIMBURSEMENT AGREEMENT" means the Reimbursement Agreement as originally executed as of August 1, 1986, as amended or amended and restated from time to time before July 22, 2002, as amended and restated as of July 22, 2002 and as the same may be amended and restated from time to time thereafter.

      "REQUIRED BANKS" means, at any time, Banks holding Participation Percentages aggregating more than 50% at such time.

      "STATED TERMINATION DATE" means July 22, 2005 or such later date to which such Stated Termination Date shall have been extended pursuant to Section 17 of the Reimbursement Agreement.

      "SUBSIDIARY" of any Person means any corporation of which more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power

                                  LC-Sch.I-3
upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

      "TERMINATION DATE" means the earliest of (i) the date on which the Issuing Bank pays a drawing under the Letter of Credit for the lesser of the Maximum Drawing Amount and the Maximum Credit Amount, (ii) if a drawing is not requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the Date of Early Termination, (iii) if a drawing is requested by the Equity Participant after a notice of termination is given under the Letter of Credit, the date on which the Issuing Bank pays such drawing, (iv) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(c) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), (v) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Company has paid the amounts due under Section 9(d) of the Facility Lease (so long as the Equity Participant shall have acknowledged such payment by its express confirmation thereof in, and its countersignature to, such certificate), (vi) the latest of (x) the Stated Termination Date, (y) if a draft and certificate all in strict conformity with the terms and conditions of the Letter of Credit are presented on the Stated Termination Date at such time and at such office as specified in the fifth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the draft in accordance with the provisions of such paragraph pursuant to such presentation, and (z) if a corrected draft and certificate all in strict conformity with the terms and conditions of the Letter of Credit are presented on such date as specified in, and in accordance with the provisions of, the sixth paragraph of the Letter of Credit, the date on which the Issuing Bank is required to honor the draft in accordance with the provisions of such paragraph pursuant to such presentation, and (vii) the date on which the Company delivers a certificate to the Issuing Bank certifying that the Reimbursement Agreement has been terminated pursuant to Section 16(b) thereof (so long as such certificate shall have been countersigned by the Equity Participant).

      "TRANSACTION DOCUMENTS" means the Participation Agreement, the Refinancing Agreement, the Indemnity Agreement, the Escrow Deposit Agreement, the Facility Lease, the Trust Agreement, the Indenture, the Decommissioning Trust Agreement, the Tax Indemnification Agreement, the Mortgage Release, the Assignment and Assumption, the Purchase Documents, any ground lease contemplated by Section 10(b)(3)(xvii) of the Participation Agreement and the Notes, each as defined in the Facility Lease.

                                  LC-Sch.I-4

                                                                   SCHEDULE II-A
                                                             TO LETTER OF CREDIT

                         TABLE OF MAXIMUM CREDIT AMOUNTS
                               EMERSON FINANCE CO.

APPLICABLE PERIOD                         MAXIMUM CREDIT AMOUNT

From July 22, 2002 to and including              $63,775,699.77
January 10, 2003

From January 11, 2003 to and including           $61,992,600.93
July 10, 2003

From July 11, 2003 to and including              $60,512,412.71
January 10, 2004

From January 11, 2004 to and including           $58,584,204.49
July 10, 2004

From July 11, 2004 to and including              $56,998,753.97
January 10, 2005

From January 11, 2005 to and including           $55,207,639.45
July 10, 2005

From July 11, 2005 to and including              $54,073,073.44
July 22, 2005

                                  LC-Sch.II-A

                                                                   SCHEDULE II-B
                                                             TO LETTER OF CREDIT

                        TABLE OF MAXIMUM DRAWING AMOUNTS
                               EMERSON FINANCE CO.

APPLICABLE PERIOD                         MAXIMUM DRAWING AMOUNT

From July 22, 2002 to and including               $63,775,699.77
January 10, 2003

From January 11, 2003 to and including            $61,992,600.93
July 10, 2003

From July 11, 2003 to and including               $60,512,412.71
January 10, 2004

From January 11, 2004 to and including            $58,584,204.49
July 10, 2004

From July 11, 2004 to and including               $56,998,753.97
January 10, 2005

From January 11, 2005 to and including            $55,207,639.45
July 10, 2005

From July 11, 2005 to and including               $54,073,073.44
July 22, 2005

                                  LC-Sch.II-B

                                                                    SCHEDULE III
                                                             TO LETTER OF CREDIT

      The Issuing Bank shall have the right upon the occurrence of any of the events listed below to terminate the Letter of Credit in accordance with the terms of the Letter of Credit:

                  (A) The Company shall fail to pay when due any amount payable under Section 2(a) of the Reimbursement Agreement or fail to pay any other amount payable under Section 2 of the Reimbursement Agreement within five Business Days after the same becomes due and payable; or

                  (B) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 7(a)(ii), 7(g)(iv), 7(h), 8(a), 8(b), 8(c) or 8(e) of the Reimbursement Agreement, or (ii) any term, covenant or agreement contained in the Reimbursement Agreement (other than those covered by clause (A) above or subclause (i) of this clause (B) or Section 7(e) or Section 19 of the Reimbursement Agreement) on its part to be performed or observed if the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent; or

                  (C) Any representation or warranty made by the Company in the
            Reimbursement Agreement or by the Company (or any of its officers) in any certificate delivered in connection with the Reimbursement Agreement shall prove to have been false or misleading in any material respect when made; or

                  (D) Any material provision of the Reimbursement Agreement
            shall at any time for any reason cease to be valid and binding upon the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any governmental agency or authority, or the Company shall deny that it has any or further liability or obligation under the Reimbursement Agreement; or

                  (E) The Company shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $5,000,000 (but excluding Indebtedness owing under the Reimbursement Agreement) of the Company, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after

                                    Sch.III-1
            the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or the Company shall fail to perform or comply with any other term or covenant in any agreement or instrument relating to any such Indebtedness and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or

                  (F) The Company shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Company have a present value of at least $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or

                  (G) The Company shall generally not pay its debts as such
            debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company shall take any corporate action to authorize any of the actions set forth above in this clause (G) or

                  (H) Any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking

                                    Sch.III-2
            the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (H) and, in each case, the Required Banks determine that such circumstances could have a material adverse effect on the financial condition or financial prospects of the Company and its consolidated Subsidiaries, taken as a whole; or

                  (I) Any judgment or order for the payment of money that
            exceeds any applicable insurance coverage by more than $5,000,000 shall be rendered against the Company and such judgment or order shall remain unsatisfied or unstayed for a period of 30 days; or

                  (J) Any judgment or order for the payment of money that
            exceeds any applicable insurance coverage by more than $25,000,000 shall be rendered against any Material Subsidiary; such judgment or order shall remain unsatisfied or unstayed for 30 days; and the Required Banks determine that such judgment or order could have a material adverse effect on the financial condition or financial prospects of the Company and its consolidated Subsidiaries, taken as a whole; or

                  (K) An event or condition specified in Section 7(g)(iv) of the
            Reimbursement Agreement shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the opinion of the Required Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Required Banks, material in relation to the financial condition or the financial prospects of the Company and its consolidated Subsidiaries, taken as a whole; or

                  (L) any change in Applicable Law or any Governmental Action shall occur which has the effect of making the transactions contemplated by the Transaction Documents unauthorized, illegal or otherwise contrary to Applicable Law; or

                                    Sch.III-3

                  (M) any event specified in Sections 15(vii), (viii) or (x) of the Facility Lease shall occur; or

                  (N) the Company shall fail to make, or cause to be made, any payment specified in Section 15(i) of the Facility Lease equal to or exceeding $1,000,000 within the periods specified in that Section.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Letter of Credit.

                                  LC-Sch.III-4

                          SCHEDULE OF OMITTED DOCUMENT

      Pursuant to Instruction 2 to Item 601, the registrant is not filing the Amended and Restated Reimbursement Agreement among Arizona Public Service Company ("APS"), the Banks Party thereto and JPMorgan Chase Bank, as Administrative Agent and Issuing Bank, dated as of July 22, 2002 (the "Additional Reimbursement Agreement") and relating to a second sale and leaseback transaction entered into by APS in August of 1986. The Additional Reimbursement Agreement is virtually identical to the filed agreement except that the beneficiary of the letter of credit is a different equity participant and the drawing amounts under the letter of credit are different, ranging from a high of approximately $50.9 million beginning in July of 2002 to a low of approximately $44.3 million ending in July of 2005.